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                                                                  Exhibit 23.2


                          Consent of Ernst & Young LLP

We consent to the reference to our firm under the captions "Summary of Financial Data", "Selected Financial Data" and "Experts" and to the use of our report dated February 23, 2001, in the Registration Statement (Amendment No.2 on Form S-3 No. 333-62036) and related Prospectus of Universal American Financial Corp. for the registration of 7,500,000 shares of its common stock.

We also consent to the incorporation by reference therein of our report dated February 23, 2001 with respect to the financial statement schedules of Universal American Financial Corp. for the years ended December 31, 2000, 1999, and 1998 included in the Annual Report (Form 10-K) for 2000 filed with the Securities and Exchange Commission.

                                     /s/ ERNST & YOUNG LLP

                                         ERNST & YOUNG LLP

July 9, 2001
New York, New York